EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Crown Media Holdings, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-37588) on Form S-8 of Crown Media Holdings, Inc. of our reports dated March 4, 2010, with respect to the consolidated balance sheets of Crown Media Holdings, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Crown Media Holdings, Inc.

Our report dated March 4, 2010 contains an explanatory paragraph that states that Crown Media Holdings, Inc. has significant short-term debt obligations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

KPMG LLP

Denver, Colorado

March 4, 2010